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                                                                   EXHIBIT 99.1
FOR IMMEDIATE RELEASE

MARTIN INDUSTRIES SIGNS LETTER OF INTENT TO SELL ITS ASSETS

     -   CONTEMPLATES CHAPTER 11 FILING

     -   ANNOUNCES BOARD RESIGNATIONS AND RESTRUCTURING

     -   APPOINTS NEW PRESIDENT/CFO

         Florence, AL (November 8, 2002) - Martin Industries, Inc. (OTCBB:
MTIN.OB), a manufacturer of premium gas fireplaces and home heating appliances, announced today that it has entered into a letter of intent with Monessen Hearth Systems Company to sell substantially all of its assets and business to Monessen for a purchase price of approximately $4.4 million. The purchase price includes a variable component that is, among other things, dependent upon the inventory and receivables on hand at the time of closing. The real estate of the Company is not included in the assets to be purchased; however, under the letter of intent, Martin would lease its manufacturing facility in Athens, Alabama to Monessen for a period of at least one year. The proceeds from the sale will be used by Martin to pay down secured bank debt owed to its primary lender.

         It is contemplated that the proposed sale will be accomplished through a Chapter 11 reorganization, in which case it would need approvals required under the U.S. Bankruptcy Code. The proposed sale is subject to certain other conditions including completion of a definitive purchase agreement by November 29, 2002. The sale is anticipated to close during the latter half of the first quarter of 2003. In conjunction with the signing of the letter of intent, Monessen has provided a deposit of $100,000. This deposit and the letter of intent address conditions imposed on Martin by its primary lender for an extension of Martin's line of credit to November 29, 2002.

         Pending completion of the proposed sale, the Company expects to continue manufacturing to fill existing and future customer orders, with certain operational assistance from Monessen. As previously reported, the Company continues to engage Philip + Company Inc. to oversee its operations. Philip + Company is a consulting company that specializes in assisting businesses that are in under-funded or distress situations.

         The Company also announced today that three of its Directors, Jim D. Caudle, Sr., John L. Duncan and Charles R. Martin, have resigned from the Company's Board of Directors. Mr. Caudle and Mr. Duncan are principals in MTIN, LLC, a secured creditor of the Company. Each of the three resigning Directors have advised the Company that they are supportive of the Company's restructuring efforts and the proposed sale of its assets to Monessen.

         In light of these resignations, the Board has set the number of Directors at three and elected William Neitzke as a Director. The Board also has promoted Mr. Neitzke to the position of President and Chief Financial Officer to replace Mr. Duncan and James W. Truitt, respectively, who have resigned their positions with the Company. Mr. Neitzke is a Senior Vice President of Philip +


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Company Inc. As previously disclosed, the Company had appointed Mr. Neitzke as
Executive Vice President, a position he has now relinquished in connection with assuming his new position as President and CFO.

         Martin Industries designs, manufactures and sells high-end, pre-engineered gas and wood-burning fireplaces, decorative gas logs, fireplace inserts and gas heaters and appliances for commercial and residential new construction and renovation markets in the U.S. Additional information on Martin Industries and its products can be found at its website:
http://www.martinindustries.com

With the exception of historical information, the matters and statements made in this release constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Specifically, this release contains forward-looking statements regarding the sale of substantially all of the Company's assets, the terms of such proposed sale, the anticipated close of the proposed sale of assets, the Company's ability to continue to fill customer orders, and the likelihood of a bankruptcy filing. Wherever possible, the Company has identified these forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) by words such as "anticipates," "may," "believes," "estimates," "projects," "expects," "intends," and words of similar import. Forward-looking statements contained in this release involve certain assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. In particular, there can be no assurance that the proposed sale of the assets of the Company will be completed or that, if completed, the sale will yield the anticipated purchase price; that the Company will be able to comply with the terms of its agreements with its lender and thereby be able to borrow the full amount necessary to continue manufacturing operations, or fund completion of the proposed sale of assets. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed with the Commission on April 1, 2002. The Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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